Exhibit 10.1

Managing Director Service Agreement

entered into between

Panoptes Pharma Ges.m.b.H. (FN 399293 x),

Reisnerstraße 34/1, 1030 Vienna,

(hereinafter "Panoptes" or "Company"),

and

Dr. Franz Obermayr

(hereinafter "Managing Director")

(together "Parties"; each also "Party")

as follows:

PREAMBEL

The managing director is a founding shareholder of Panoptes and has represented the company independently since 19 July 2013. He was appointed as managing director in the articles of association for the duration of his position as shareholder.

The Managing Director's activities are based on the Managing Director-Service Agreement concluded between him and the company on January 27, 2015, last amended by agreement dated July 9, 2019 ("Managing Director-Service Agreement"). The Managing Director-Service Agreement was entered into for the duration of Dr. Obermayr's appointment as managing director of the Company.

Upon execution of the share and purchase agreement between EyeGate Pharmaceuticals, Inc, registered in the State of Delaware, reg. no. 3873818, with its business address at 271 Waverley Oaks Road, Suite 108 Waltham, MA 02452 ("EyeGate") as purchaser of all shares in Panoptes (and thus future sole shareholder) and the former shareholders of Panoptes as sellers of all their shares in Panoptes, Dr. Obermayr ceases to be a shareholder and automatically also a director of the Company. In order to maintain continuity in the management of the Company, the former shareholders decided prior to the signing of the share and purchase agreement, in consultation with EyeGate, to extend Dr. Obermayr's function as managing director for an indefinite period of time, despite the transfer of his share in the Company.

Against this background, EyeGate and the Managing Director have agreed to amend the Managing Director-Service Agreement as follows:

1.	Rights and duties as managing directors

1.1	The Managing Director shall conduct the business of the Company in accordance with the law, the Company's articles of association, the rules of procedure for the management, the resolutions and instructions of the shareholders and the provisions of this Managing Director's Service Agreement ("Agreement") with the due care of a prudent businessman and for the benefit of the Company.

1.2	The Managing Director shall place all his manpower, professional knowledge and experience without restriction at the Company's disposal.

2.	Management and power of representation

2.1	The Managing Director's management and power of representation is based on the statutory provisions, the provisions of the articles of association and shareholders' resolutions. The prior approval of the shareholders' meeting must be obtained for the execution of legal transactions which go beyond the ordinary business operations of the Company or which are made dependent on the approval of the shareholders' meeting by law, the articles of association and/or the rules of procedure for the management.

2.2	Any other regulation of the power of representation or the extension of transactions requiring approval by resolution of the shareholders' meeting is reserved.

3.	Remuneration

3.1	The Managing Director receives a fixed annual salary of EUR 214,876.03 (Euro two hundred and fourteen thousand eight hundred and seventy-six point three) gross, payable in fourteen equal monthly amounts. This results in a fixed monthly salary of EUR 15,348.29 (Euro fifteen thousand three hundred and forty-eight point twenty-nine) gross. The 13th monthly salary is paid together with the remuneration for the month of June, the 14th monthly salary together with the remuneration for the month of November. The monthly amount paid out regularly includes a basic salary of EUR 7,603.31 (Euro seven thousand six hundred and three point thirty-one) gross for normal working hours.

3.2	The remuneration pursuant to section 3.1 also covers services provided by the Managing Director which exceed the normal working hours applicable to employees of the Company (e.g. overtime, work on Sundays and public holidays). It is understood that the Managing Director will provide such additional services if required.

3.3	The Company shall be entitled to withhold and pay the social security contributions and taxes payable by the Managing Director. The resulting net amount shall be transferred to an account to be specified by the Managing Director and a corresponding statement of account shall be sent to the Managing Director.

3.4	The Managing Director shall be reimbursed for travel expenses and other out-of-pocket expenses incurred in connection with the performance of the obligations under this Agreement in a reasonable amount in accordance with the corresponding tax regulations. The Managing Director shall substantiate his expenses to the extent that receipts are usually provided. In all other cases, personal receipts (e.g. telephone, tips) are sufficient, provided they are recognised by the tax authorities.

4.	Bonus

4.1	The general meeting of the Company may, in its absolute discretion, award the Managing Director a "Discretionary bonus" of up to 25% (twenty-five per cent) of his fixed annual salary for each fiscal year. Payment of any "Discretionary bonus" shall be made by 31st (thirty-first) March of the following fiscal year.

4.2	The Managing Director shall furthermore receive a one-off "Retention Bonus" for the fiscal year 2021 amounting to 40% (forty percent) of his fixed annual salary. The "Retention Bonus" shall in principle be paid in two equal instalments. One half shall be paid together with the remuneration for the month of June 2021, the other half together with the remuneration for the month of December 2021. If Panoptes is terminating the Agreement without good cause before the end of 2021, the Managing Director is entitled to receive the full amount of the "Retention Bonus".

5.	Employee Pension Fund

The provisions of the Company Employee and Self-Employment Pension Act ("BMSVG") apply to the contractual relationship in question. The corresponding contributions are paid to the following employee pension fund: Niederösterreichische Vorsorgekasse AG (PVK guide number 71700), Neue Herrengasse 10, 3100 St. Pölten.

6.	Accident insurance, D&O insurance

6.1	The Company will take out accident, occupational disability and dread disease insurance for the Managing Director for the duration of this Agreement at market conditions.

6.2	The Managing Director is entitled to designate the beneficiary or beneficiaries in the event of death.

6.3	The Company will also take out a financial loss liability insurance for members of executive bodies (D&O insurance) for the Managing Director at market conditions.

7.	Vacation, obstructions to work

7.1	The Managing Director is entitled to 25 working days of vacation per holiday year. The holiday year corresponds to the calendar year. The timing of the vacation is to be determined taking into account the business interests of the Company and in consultation with the other managing directors. If there is no other managing director, a consultation with the shareholders of the Company will take place.

7.2	If the Managing Director is unable to take the vacation or cannot take it completely within the holiday year for business or personal reasons, he shall, if possible, consume the vacation by December, 31 of the following year. In all other respects, the expiry provisions of the Holiday Act (Urlaubsgesetz) shall apply.

7.3	If the Managing Director is prevented from performing his services due to illness or accident, he must notify the Company immediately. In case of illness or incapacity to work, the monthly salary shall continue to be paid pursuant to section 8 Austrian Employee Act (Angestelltengesetz, AngG).

8.	Non-competition clause

8.1	The Managing Director is subject to the non-competition clause of § 7 Austrian Employee Act (Angestelltengesetz) and § 24 Limited Liability Companies Act (Gesetz betreffend Gesellschaften mit beschränkter Haftung, GmbHG). This prohibits the Managing Director from doing business in the Company's line of business for his own account or for the account of a third party or from participating in a company in the same line of business as a personally liable partner or from accepting a position on the management board, supervisory board or as managing director without the written consent of the Company, which is granted by resolution of the shareholders' meeting or shareholders' circular resolution.

In the event of a violation, the Company can demand compensation for damages or instead demand that the transactions made for the account of the Managing Director be regarded as concluded for the Company's account. With regard to transactions concluded for the account of third parties, the Company may request the surrender of the remuneration received for this purpose or the assignment of the claim to the remuneration.

The right to dismiss the Managing Director prematurely and to dissolve the Agreement due to a violation of the non-compete clause remains unaffected (section 24 (3) GmbHG).

8.2	In addition to the non-competition clause of section 24 GmbHG, the Managing Director is prohibited from carrying out any activity against payment other than the activity stated in this Agreement without the written consent of the Company, which is granted by resolution of the shareholders' meeting or shareholders' circular resolution, even if the activity is not competitive.

8.3	The mere acquisition of securities for the exclusive purpose of personal investment is permitted as long as the shareholding in the respective company does not exceed 5 (five) % and this shareholding does not involve any entrepreneurial influence or any personal obligation or liability of the Managing Director that could be detrimental to the performance of its functions in the Company. A capital participation in companies which are to be regarded as competitors of the Company are, however, not permitted. Excluded from this is the capital participation of the Managing Director in EyeGate.

8.4	In his work for the Company, the Managing Director is obliged to put the Company's interests and the Company's wellbeing before its own interests. Therefore, the Managing Director may not conclude any transactions in the name of the Company without the written consent of the Company, which is granted by resolution of the shareholders' meeting or shareholders' circular resolution, where either the Managing Director himself or a close relative within the meaning of § 32 Insolvency Act (Insolvenzordnung, IO) of the Managing Director or a company close to the Managing Director or a close relative within the meaning of § 32 IO of the Managing Director has an own economic interest in the conclusion of such transactions.

8.5	The Managing Director is also prohibited from competing with the Company for a period of 12 months after the end of this Agreement ("post-contractual non-competition clause").

This post-contractual non-competition clause refers:

–	materially to the area of research and development on DHODH inhibitors and the field of cross-linked hyaluronic acids in ophthalmology, and

–	geographically to the entire area of activity of the Company at the time this Agreement ends.

The material and geographical scope of the non-competition clause are collectively referred to as the "Business Area".

8.6	The post-contractual non-competition clause includes any competitive activity in the Business Area of the Company, whether directly or indirectly, self-employed, as a freelancer, employee-like or as an employee, through the establishment of or participation in a competitive company, through advisory activities or in any other way.

8.7	The Managing Director further undertakes not to entice away employees from the Company, its affiliates and its direct parent company (together "Group Companies"), either directly or indirectly, for a period of 12 months after termination of this Agreement, for example by using personnel consulting companies or other third parties, or to cause them in any other way to terminate their employment relationship with an employer belonging to the Group Companies.

8.8	In case the Managing Director violates the post-contractual non-competition clause, he shall be obliged to pay a contractual penalty in the amount of six times the last net monthly remuneration due (excluding special payments) per violation.

In case the act of infringement consists of a capital participation in a competitive company or of entering into a continuing obligation (e.g. employment, service, commercial agent or consulting relationship), the contractual penalty shall be forfeited for each month or part thereof during which the capital participation or the continuing obligation exists (continuous infringement). Several acts of infringement shall each trigger separate contractual penalties, if necessary also several times within one month. If, on the other hand, individual acts of infringement occur as part of a continuing infringement, they are included in the penalty forfeited for the continuing infringement.

9.	Confidentiality

9.1	The Managing Director is obliged to maintain strictest secrecy towards third parties about all business, operational or technical information and processes which are entrusted to him or otherwise become known to him and which concern the Company and are of an internal or confidential nature, in particular information about employees, sources of supply, customers and other contractual partners, on the conclusion of contracts and conditions, on economic, technical, operational, fiscal and personal relationships, on business papers and business plans of all kinds as well as on internal Company matters. The Managing Director undertakes to treat as confidential all items received and becoming known to him that are legally protected or contain business or trade secrets or are designated as confidential, even after the end of the Agreement, unless they are publicly known without breach of the duty of confidentiality. The Managing Director stores and secures objects in such a way that access by third parties is excluded. Excluded from the confidentiality obligation is an exchange of information with (i) consultants who are subject to a professional confidentiality obligation and (ii) employees or contractual partners of the Company, as far as such an exchange of information is necessary for the implementation of agreed business relations in the interest of the Company.

9.2	Business and operational documents of all kinds (such as deeds, contracts, notes, correspondence, expert opinions, procedures, calculations, etc., whether original, carbon copy or draft), including personal records on business matters, may only be used for business purposes of the management of the Company. In particular, it is prohibited to provide third parties with copies, photocopies or extracts of business-related cost calculations, statistics, drawings and similar documents with confidential contents unless this is necessary for the pursuit of the business purpose.

10.	Term of agreement

10.1	This Agreement shall apply from December 18, 2020, shall replace all previous agreements and shall be concluded for an indefinite period. The Agreement may be terminated by the Managing Director and the Company by giving 3 (three) months' notice to the end of a calendar month ("ordinary termination"). The right of the Parties to terminate the Agreement with immediate effect for good cause remains unaffected.

10.2	The Managing Director may be dismissed as Managing Director of the Company at any time and without good cause (section 16 GmbHG). In the event of a dismissal without good cause, the shareholders must simultaneously terminate the Agreement at the next possible termination date, observing the period of notice specified in section 10.1. If a dismissal is made with good cause corresponding to one of the reasons listed in section 27 Employee Act or an equivalent reason, the shareholders must simultaneously pronounce the dismissal of the Managing Director and thus terminate the Agreement with immediate effect.

10.3	In the event of termination of the Agreement, the Managing Director is obliged to immediately return in good order and condition all items of use and documents made available to him by the Company.

11.	Patent / Copyrights

11.1	The Managing Director assigns any service inventions within the meaning of section 7 (1) Patent Act (Patentgesetz, PatG) to the Company for its sole disposal. The Managing Directors therefore undertakes to inform the Company accordingly, at the latest at the time of the patentable development of the invention, to hand over to the Company the necessary documents and to enable the sole use of the invention. The Company will declare within a period of four months whether it claims the invention. If the Company rejects the invention or does not express its opinion within the agreed period, the rights to the invention shall remain with the Managing Director.

11.2	Until the patent application is filed, both parties shall obliged to maintain absolute secrecy. In the event that the Company claims the invention, the Managing Director shall be entitled to and receive reasonable compensation for the transfer of the invention made by him and for the granting of the right of use. Upon request of the Managing Director, the Company will name the Managing Director as the inventor upon registration in the patent register.

11.3	Furthermore, the Managing Director shall grant the Company all relevant rights of use for works protected by copyright and created by him within the scope of his activities, in particular the right to reproduce, distribute, exhibit, otherwise change or edit these works. The Company therefore has an exclusive right to use the works.

12.	Forfeiture clause

All mutual claims arising from this Agreement must be asserted in writing within 3 (three) months, otherwise they shall lapse. The period begins with the knowledge of the reason for the claim, but at the earliest with the due date. If the other party rejects the claim in writing, the claim shall expire within 3 (three) months after the first out-of-court assertion, unless it is asserted in court.

13.	Final provisions

13.1	Declarations made by the Company to the Managing Director shall be deemed validly made if they are delivered to the last address notified by the Managing Director. This applies in particular to deliveries during vacations.

13.2	There are no verbal side agreements. All amendments and/or supplements to this Agreement must be made in writing in order to be legally effective; this also applies to any departure from the written form requirement by mutual consent and approval by resolution of the shareholder Meeting.

13.3	Should any provision of this Agreement be or become legally invalid, the validity of the remaining provisions of the Agreement shall not be affected thereby. In this case, a legally permissible provision that is compatible with the provisions of this Agreement shall apply, which comes closest to the economically pursued purpose of the invalid provisions. This shall also apply mutatis mutandis to contractual loopholes.

13.4	Unless otherwise provided for in the law on limited liability companies, the articles of association, the rules of procedure for the management and this Agreement, the provisions of the Employee Act shall apply in their currently valid version. It is stated that the Managing Director is not subject to the provisions of the Working Hours Act (Arbeitszeitgesetz) and the Act on Suspension of Work (Arbeitsruhegesetz).

13.5	All disputes arising under this Agreement shall be brought exclusively before the competent local court in labour and social law matters.

13.6	The Agreement is made in two copies. The Parties shall each receive one copy. In addition, an English translation of the Agreement shall be provided for EyeGate. It is agreed that the German version shall be the binding and authoritative version for all matters relating to the meaning or interpretation of the Agreement.

Vienna, December 18, 2020

/s/ Dr. Franz Obermayr

Dr. Franz Obermayr

Boston, December 18, 2020

on behalf of Panoptes Pharma Ges.m.b.H. their sole shareholder:

EyeGate Pharmaceuticals, Inc.

/s/ Stephen From

Stephen From